Exhibit 99.1

VALENTIS ANNOUNCES THIRD QUARTER FISCAL 2004 FINANCIAL RESULTS AND
CORPORATE UPDATE

Burlingame, CA, May 17, 2004 - Valentis, Inc. (NASDAQ:VLTS) today announced results for its third fiscal quarter ended March 31, 2004.

Revenue for the three months ended March 31, 2004 was $334,000, a decrease of approximately $729,000 from the corresponding period of prior year. The decrease primarily reflects $1.0 million of non-recurring revenue recognized in December 2002 from license agreement for Valentis’ GeneSwitch® gene regulation technology, partially offset by a milestone revenue recognized in March 2004 under a non-exclusive license agreement related to the Company’s DNAVaxTM delivery technology.

For the nine months ended March 31, 2004, revenue was $7.4 million, an increase of approximately $4.8 million from the corresponding period of prior year.  The increase primarily reflects $6.5 million license revenue recognized in July 2003 under a license and settlement agreement associated with the resolution of a patent infringement litigation, offset in part by non-recurring revenue recognized in December 2002 from a license agreement for Valentis’ GeneSwitch® gene regulation technology.

Total operating expenses for the three months ended March 31, 2004 were $3.7 million, a decrease of approximately $400,000 from the corresponding period in 2003. For the nine months ended March 31, 2004, total operating expenses were $10.2 million, a decrease of approximately $5.7 million from the corresponding period in 2003. The decreases were primarily attributable to scaled-back operations and other cost cutting measures, partially offset by higher clinical trial expenses.

Net loss applicable to common stockholders for the quarter ended March 31, 2004 was $3.4 million, or $0.34 per basic and diluted share compared to a net loss applicable to common stockholders of $29.1 million, or $6.61 per basic and diluted share for the corresponding period of the prior year. For the nine months ended March 31, 2004, Valentis reported a net loss applicable to common stockholders of $2.8 million, or $0.40 per basic and diluted share compared to a net loss applicable to common stockholders of $41.0 million, or $17.92 per basic and diluted share for the corresponding period of the prior year. The net loss applicable to common stockholders for the quarter and nine months ended March 31 of prior year included a non-cash charge of approximately $26.0 million related to the conversion of Series A preferred stock into common stock including the reduction of the Series A preferred stock conversion price and deemed dividends associated with the Series A preferred stock.

In December 2003 and the first calendar quarter of 2004, Valentis sold and issued, in a private placement to certain investors, a total of 4,878,047 shares of its common stock at a purchase price of $2.05 per share along with warrants, exercisable for a five-year period, to purchase an additional 1,951,212 shares of its common stock at an exercise price of $3.00 per share. Aggregated proceeds to Valentis, net of issuance costs of approximately $600,000, were approximately $9.4 million, of which $4.9 million was received in December 2003 and $4.5 million was received in the first calendar quarter of 2004.

On March 31, 2004, Valentis had approximately $11.9 million in cash, cash equivalents and short-term investments compared to approximately $3.3 million on June 30, 2003. The increase of $8.6 million compared to prior year-end relates primarily to the net proceeds received from the private placement and the $6.5 million license fee received from ALZA Corporation in July 2003, partially offset by funding of ongoing operations.

Corporate Update

In March, we announced the completion of enrollment in the Phase II study of our lead product, Deltavasc™, in patients with Peripheral Arterial Disease (PAD). We anticipate that the preliminary analysis of the data from the Phase II trial will be available at the end of the third quarter of 2004.

In April, we made a tender offer to the holders of currently outstanding warrants issued in connection with the private placement of our common stock in December 2003 and the first calendar quarter of 2004.  The offer provides holders the opportunity to voluntarily amend any or all of their warrants to reduce the exercise price to $2.50 per share from the current exercise price of $3.00 per share.  The amended warrants permit us to require the holders to exercise any portion of their warrants on a cash basis under certain conditions at any time.  We are making this offer to enable us to require holders of the outstanding warrants to exercise their warrants on a cash basis before the first anniversary of the issuance of the warrants.  We want to be able to require the holders to exercise their warrants so that we can raise additional working capital to be used, among other things, for general corporate purposes.

Conference Call and Webcast

Valentis’ quarterly earnings conference call is scheduled to begin on Monday, May 17, 2004 at 4:30 p.m. EDT. Investors may participate by web cast at http://www.firstcallevents.com/service/ajwz406851711gf12.html or by calling 1-800-299-8538 (U.S. Domestic) or 1-617-786-2902 (International), and using the participant pass code 16227418.

If you are unable to participate during the live web cast, the call will be archived at http://www.valentis.com.

Questions may be sent in advance to Valentis at IR@Valentis.com.

About Valentis

Valentis is creating innovative cardiovascular therapeutics. The company begins its product development at the stage of a validated target and applies its expertise in formulation, manufacturing, clinical development and regulatory affairs to create products that fill unmet medical needs. Specifically, we combine our proprietary delivery technologies with genes to create novel therapeutic products. Deltavasc™, the Company’s lead product is based on the Del-1 angiogenesis gene, formulated with a Valentis PINC™ proprietary polymer delivery system. The Company has three proprietary delivery technologies for the development of novel therapeutics: PINC™ polymer delivery systems for gene delivery, GeneSwitch® for control of gene expression and DNAVax™ polymer delivery systems for DNA vaccines.

Additional information about Valentis can be found at www.valentis.com.

Statements in this press release that are not strictly historical are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “intends,” “anticipates,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Forward-looking statements include our expectation that preliminary analysis of the data from the Phase II trial will be available at the end of the third quarter of 2004, our ability to raise additional working capital and our future operating results. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause our actual results to differ materially from those projected in the forward-looking statement. Factors that could affect Valentis’ actual results include uncertainties related to the timing of clinical trials, the need for additional capital and uncertainties related to the results of clinical trials. Further, there can be no assurance that necessary regulatory approvals will be obtained, that Valentis will be able to develop commercially viable gene based therapeutics or that any of our programs will be partnered with pharmaceutical partners These risks and uncertainties are described more fully in the Valentis Annual Report on Form 10-K, as amended, for the period ended June 30, 2003 and Quarterly Report on Form 10-Q for the period ended March 31, 2004, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

VALENTIS, INC.

SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

Statement of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
License and other revenue	$334	$1,063	$7,438	$2,658
Total revenue	334	1,063	7,438	2,658

Operating expenses:
Research and development	2,733	2,283	7,419	7,814
General and administrative	933	1,773	2,789	7,256
Restructuring charge	—	—	—	832
Total operating expenses	3,666	4,056	10,208	15,902
Loss from operations	(3,332)	(2,993)	(2,770)	(13,244)

Interest income	28	16	55	103
Interest expense and other, net	(55)	(49)	(100)	332
Net loss	(3,359)	(3,026)	(2,815)	(12,809)

Deemed dividends – Accretion of warrants, issuance costs, and beneficial conversion feature	—	(3,684)	—	(4,972)
Adjustment resulting from the reduction in the Series A preferred stock conversion price	—	(22,293)	—	(22,293)
Dividends on convertible preferred stock	—	(112)	—	(882)
Net loss applicable to common stockholders	$(3,359)	$(29,115)	$(2,815)	$(40,956)

Basic and diluted net loss per share applicable to common stockholders	$(0.34)	$(6.61)	$(0.40)	$(17.92)

Weighted-average shares used in computing net loss per common share	9,924	4,402	7,033	2,286

Balance Sheets
(in thousands)

	March 31, 2004	June 30, 2003
	(unaudited)	(*)
ASSETS
Cash, cash equivalent and short-term investments	$11,879	$3,290
Other current assets	777	829
Total current assets	12,656	4,119
Property and equipment, net	413	1,511
Goodwill and other assets, net	448	448
	$13,517	$6,078
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, accrued liabilities and current portion of long-term debt	$3,371	$3,314
Deferred revenue	100	175
Stockholders’ equity	10,046	2,589
	$13,517	$6,078

* Derived from audited financial statements